UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2004

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28316 (Commission File Number)	72-1252405 (IRS Employer Identification No.)

250 North American Court, Houma, Louisiana (Address of principal executive offices)	70363 (Zip Code)

(504) 851-3833
(Registrant's telephone number, including area code)

Item 9.     Regulation FD Disclosure

During the registrant's conference call held on March 10, 2004 to discuss fourth quarter and full year earnings for the year ended December 31, 2003, the registrant's amount of unrestricted cash as of February 27, 2004 was inadvertently misstated.

This section of transcript from the March 10, 2004 conference call reads "As of February 27, 2004, we had unrestricted cash of $22.2 million and NOK 320 million of borrowing capacity under our NOK Credit Facility. However, we are restricted to NOK 202 million of availability as a result of the funded debt to LTM EBITDA covenant under that facility. At exchange rates as of February 27, 2004, NOK 202 million would convert to approximately $28.6 million which when combined with our $22.2 million of unrestricted cash gives us liquidity of $50.8 million currently. It is important to note that our NOK Credit Facility availability reduces NOK 40 million or $5.7 million every March and September."

It should have read:

"As of February 27, 2004, we had unrestricted cash of $37.6 million and NOK 320 million of borrowing capacity under our NOK Credit Facility. However, we are restricted to NOK 202 million of availability as a result of the funded debt to LTM EBITDA covenant under that facility. At exchange rates as of February 27, 2004, NOK 202 million would convert to approximately $28.6 million which when combined with our $37.6 million of unrestricted cash gives us liquidity of $66.2 million currently. It is important to note that our NOK Credit Facility availability reduces NOK 40 million or $5.7 million every March and September."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

By:	/s/ Trevor Turbidy
Trevor Turbidy Chief Financial Officer

Dated:     March 10, 2004